Exhibit(a)(13)
FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
SHAREHOLDER MEETING TO APPROVE MERGER AGREEMENT TO BE
ADJOURNED AND RECONVENED ON JANUARY 17, 2007
     Miramar, Florida (January 9, 2007) — Applica Incorporated (NYSE: APN) today announced that it will convene the special meeting at 11:00 a.m. Eastern Standard Time on January 10, 2007, as previously scheduled, and adjourn the special meeting until 11:00 a.m. Eastern Standard Time on Wednesday, January 17, 2007, without a vote on any proposal other than an adjournment. The proposals to be considered at the special meeting will be submitted to a vote of Applica’s shareholders at the reconvened meeting at 11:00 a.m. Eastern Standard Time on January 17, 2007. The record date for the reconvened meeting will remain November 27, 2006.
     The decision to adjourn the meeting followed an increase to $7.90 per share of the price of the unsolicited tender offer to purchase all outstanding shares of Applica’s common stock that was commenced by Apex Acquisition Corporation, a newly formed Florida corporation and an indirect, wholly owned subsidiary of NACCO Industries, Inc.
     The Applica board has not changed its recommendation that Applica shareholders vote “FOR” the adoption of the amended merger agreement between Applica and affiliates of Harbinger Capital Partners. The amended NACCO offer is under review by Applica’s board of directors and Applica will advise its shareholders of the results of that review as soon as possible. Applica requests that its shareholders defer making a determination whether to accept or reject such amended NACCO offer until they have been advised of the Applica board’s position.
     Applica and its subsidiaries are marketers and distributors of a broad range of branded and private-label small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®; its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®; and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Mexico, Latin America and the Caribbean. Additional information about Applica is available at www.applicainc.com.

     In connection with the proposed transaction with Harbinger Capital Partners, Applica has filed a definitive proxy statement, proxy supplements, a Schedule 14d-9 recommendation statement and amendments thereto with the SEC. Investors and security holders are urged to read the definitive proxy statement, the proxy supplements, the Schedule 14d-9 recommendation statement, the amendments thereto and any other relevant documents filed with the SEC in connection with the proposed transaction because they contain important information about Applica, the proposed transaction with Harbinger Capital Partners, the NACCO tender offer and related matters. The definitive proxy statement, several proxy supplements, the Schedule 14d-9 recommendation statement and several amendments thereto have been mailed to Applica shareholders and a supplement and amended Schedule 14d-9 recommendation statement will be mailed to Applica’s shareholders.
     Investors and security holders may obtain free copies of these documents as they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge by directing such requests to Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027, Attention: Investor Relations ((954) 883-1000), or from Applica Incorporated’s website at www.applicainc.com.
     Applica Incorporated and its directors, executive officers and certain other members of Applica management may be deemed to be participants in the solicitation of proxies from Applica shareholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction has been included in the proxy statement filed with the SEC. In addition, information about Applica’s directors, executive officers and members of management is contained in Applica’s most recent proxy statement and annual report on Form 10-K, which are available on Applica’s website and at www.sec.gov.

Black & Decker® is a trademark of The Black & Decker Corporation, Towson, Maryland.